May 29, 2014

Re: Trinity Capital Corporation Quarterly Update

Dear Shareholder,

On behalf of the Board of Directors of Trinity Capital Corporation (TCC), I am writing to keep you apprised of developments at Los Alamos National Bank (LANB) that impact your investment and actions we are taking to manage and strengthen TCC.
I am pleased to announce that on May 29, 2014, John S. Gulas was appointed as Chief Executive Officer (CEO) of LANB and President and CEO of TCC.  John will also serve as a member of the Boards of Directors of LANB and TCC.   Prior to joining LANB and TCC, John was President and CEO of Farmers National Banc Corporation (Farmers), a position he held since July 2010.  John was recognized by the American Bankers Association for leading Farmers to national acclaim as one of the top community banks in the country, and under John's management in 2012 and 2013 Farmers was named by Bank Director magazine as one of the best banks with $1-5 billion in assets.  From July 2008 to July 2010, John served as Farmers' Chief Operating Officer.  From 2005 to 2007, he was President and CEO of Sky Trust Co., N.A.  John has also held executive roles with Wachovia and Key Bank.  He will start on June 2nd, and his wife Chesney and twin daughters will join him in New Mexico shortly afterwards.  We are very excited about the success that can be achieved with John's leadership and our strong team and franchise.
As part of our efforts to ensure proper systems and processes for effectively managing and controlling the risks associated with our business, we are in the final selection process for a Chief Risk Officer who will be responsible for that area.  These new hires are very important components of our success, and will complement our talented and experienced team of 360 employees.
Our highest priority has been the restatement of TCC's financial statements for 2010, 2011, and part of 2012, which will allow us to finalize financials for 2012 and 2013.  As stated previously, in 2012 we discovered errors relating to the reflection of loan losses and other loan-related matters affecting the Bank's financial condition and results of operations in prior periods.  This has been a long and arduous process, but we have made progress and the end is in sight.  When the restatement process is complete and subsequent financial reports are filed, we will promptly hold a shareholder meeting to discuss financial performance and conduct the required shareholder actions for TCC.
We are actively addressing the commitments made with regard to the Consent Order signed with the Office of the Comptroller of the Currency (OCC) in December.  We are confident that we are demonstrating our focus and commitment to resolving the OCC's concerns and to ensuring that LANB meets its expectations.
LANB is a competitive force in northern New Mexico, with assets of over $1.5 billion.  LANB can handle nearly any financial transaction, large or small, with a personal touch.  Being local is a proven competitive advantage.  Our customers appreciate having decisions made locally and know that we invest their deposits in the communities where they live and work.  Over 80,000 loyal customers drive strong liquidity for LANB and our capital remains well above regulatory minimums.  We are profitable despite the current focus on financial restatements and related costs in audit, consulting and reinforcing personnel.  Our efforts to enhance loan administration and management are strengthening asset quality, and loan losses are returning to lower levels, even though New Mexico has not yet fully recovered from the recession.  Our expansion into Albuquerque will stimulate loan demand and further improve financial performance.
We understand and share your concern with the TCC share price and the suspension of dividends.  The Board is confident that the adjustments and progress we are making will increase the value of our franchise for all shareholders.

Thank you for your time and I look forward to seeing you at a TCC meeting soon.

Sincerely yours,

/s/Jerrry Kindsfather/
Jerry Kindsfather
Chairman
Trinity Capital Corporation